Exhibit 3.20

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 04/30/1996
960124087 – 2194442

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * * * *

IRVIN INDUSTRIES INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of IRVIN INDUSTRIES INC. on January 23, 1996, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of IRVIN INDUSTRIES INC. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

The name of the corporation (herein called the “corporation”) is IRVIN AEROSPACE INC.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

(DE – 0263 – 6/15/94)

CT System

IN WITNESS WHEREOF, said IRVIN INDUSTRIES INC. has caused this certificate to be signed by Jan Nagurski, its Vice President of Finance, this 9th day of April, 1996.

IRVIN INDUSTRIES INC.

By
Jan Nagurski, Vice President of Finance

(DE – 0263 – 6/15/94)

CT System